                                                        EXHIBIT 2




                 LIMITED PARTNERSHIP AGREEMENT

                               OF

                          SUG 2, L.P.


                 Dated as of December 30, 1999

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                      TABLE OF CONTENTS
                                                             Page
                                                             ----
ARTICLE I General Provisions..............................
   Section 1.01  Partnership Name and Address.............
   Section 1.02  Fiscal Year and Fiscal Quarters..........
   Section 1.03  Partners, Profits and Liabilities........
   Section 1.04  Purpose of Partnership...................
   Section 1.05  Assignability of Interest................
   Section 1.06  Computations and Calculations............

ARTICLE II Management of Partnership......................
   Section 2.01  Management Generally.....................
   Section 2.02  Authority of the General Partner.........
   Section 2.03  Reliance by Third Parties................
   Section 2.04  Activity of the General Partner..........
   Section 2.05  Exculpation..............................
   Section 2.06  Indemnification of General Partner.......

ARTICLE III Capital Accounts of Partners and
            Operation Thereof.............................
   Section 3.01  Definitions..............................
   Section 3.02  Initial Capital Contributions............
   Section 3.03  Capital Accounts.........................
   Section 3.04  Partnership Percentages..................
   Section 3.05  Liabilities..............................
   Section 3.06  Allocation for Tax Purposes..............
   Section 3.07  Determination by General Partner
                 of Certain Matters.......................
   Section 3.08  Adjustment to Take Account of
                 Interim Year Events......................

ARTICLE IV Withdrawals and Distributions of Capital.......
   Section 4.01  Withdrawals and Distributions in General.
   Section 4.02  Distribution.............................
   Section 4.03  Withdrawals..............................

ARTICLE V Withdrawal, Death and Disability................
   Section 5.01  Withdrawal, Death, etc. of
                 Limited Partners.........................
   Section 5.02  Required Withdrawals.....................

ARTICLE VI Duration and Dissolution of Partnership........
   Section 6.01  Duration.................................
   Section 6.02  Dissolution..............................

ARTICLE VII Tax Returns; Reports to Partners..............
   Section 7.01  Filing of Tax Returns....................
   Section 7.02  Tax Matters Partner......................
   Section 7.03  Reports to Current Partners..............
   Section 7.04  Reports to Partners and Former Partners..

ARTICLE VIII Miscellaneous................................
   Section 8.01  General..................................
   Section 8.02  Power of Attorney........................
   Section 8.03  Amendments to Partnership Agreement......
   Section 8.04  Choice of Law............................
   Section 8.05  Adjustment of Basis of Partnership
                 Property.................................
   Section 8.06  Notices..................................
   Section 8.07  Goodwill.................................
   Section 8.08  Headings.................................
   Section 8.09  Pronouns.................................


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                  INDEX OF DEFINED TERMS


        Term                                    Section

Accounting Period                           Section 3.01(a)
Affiliate                                   Section 3.01(b)
Agreement                               Introductory Paragraph
Associates                                  Section 2.04
Book Value of the Withdrawal Interest       Section 4.03(i)
Capital Account                             Section 3.03
Capital Contributions                       Section 1.03
Claim                                       Section 2.06
Code                                        Section 3.06
control                                     Section 3.01(b)
Distribution Date                           Section 4.03(ii)
Fiscal Quarter                              Section 1.02
Fiscal Year                                 Section 1.02
former Limited Partner                      Section 1.03
former Partner                              Section 1.03
General Partner                         Introductory Paragraph
Indemnified Party                           Section 2.06
Initial Capital Contribution                Section 3.02
interest in the Partnership                 Section 1.03
interests in the Partnership                Section 1.03
Limited Partners                        Introductory Paragraph
Other Account                               Section 2.02(e)
Partners                                Introductory Paragraph
Partnership                             Introductory Paragraph
Pass-Thru Partner                           Section 7.02
person                                      Section 1.05
Securities                                  Section 1.04(a)
Security                                    Section 1.04(a)
Withdrawal Date                             Section 4.03(iii)
Withdrawal Distribution                     Section 4.03(iv)
Withdrawal Documents                        Section 4.03(v)
Withdrawal Interest                         Section 4.03(vii)
Withdrawal Partner                          Section 4.03(viii)
Withdrawal Request                          Section 4.03(vi)

                   LIMITED PARTNERSHIP AGREEMENT
                                 OF
                             SUG 2, L.P.

                   Dated as of December 30, 1999


This limited partnership agreement (the "Agreement") of SUG 2, L.P. (the "Partnership") is dated as of December 30, 1999 by and among Frayda B. Lindemann (the "General Partner") and
Richard Melchner and all other persons who shall in the future become limited partners in accordance with the provisions hereof (the "Limited Partners") (collectively, the "Partners") which term shall include any persons hereafter admitted to the Partner-ship pursuant to Article V of this Agreement and shall exclude any persons who cease to be Partners pursuant to Article VI of this Agreement).

WHEREAS, the parties hereto wish to create a limited partnership on the terms set forth herein and have organized the Partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del
C. Section 17-101 et seq.);

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:


                          ARTICLE I
                     General Provisions


Section 1.01  Partnership Name and Address.  The name of the
------------------------------------------
Partnership is SUG 2, L.P. Its principal office is located at 767 Fifth Avenue - 50th Floor, New York, New York 10153, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership's address.

Section 1.02  Fiscal Year and Fiscal Quarters.  The fiscal year
---------------------------------------------
of the Partnership (herein called the "Fiscal Year") shall end on December 31 of each calendar year. The fiscal quarter of the Partnership (each such quarter herein referred to as a "Fiscal Quarter") shall end on March 31, June 30, September 30 and December 31 of each calendar year.

Section 1.03  Partners, Profits and Liabilities.  The capital
-----------------------------------------------
contributions of each Partner to the Partnership shall be the amount of cash and the fair market value of any other assets contributed initially or at any time thereafter to the Partner-ship by such Partner, net of liabilities assumed or to which the assets are subject ("Capital Contributions"). The General Part-ner shall determine on a reasonable basis the fair market value of any assets contributed to the Partnership by a Partner, which determination shall be final, conclusive and binding upon all of the Partners.

Except as provided to the contrary herein, no Partner shall be entitled to interest on such Partner's Capital Contributions nor shall any Partner be entitled to demand the return of all or any part of such Capital Contributions. All cash, Securities (as defined in Section 1.04) or other property distributed by the Partnership shall be allocated to each Partner in the proportion of such Partner's Partnership Percentage (as defined in Section 3.04). All profits of the Partnership, as determined for federal income tax purposes, shall be allocated to the Partners in the same manner and proportion as distributions of cash, Securities or other property is allocated among the Partners in accordance with this Section.

Except as provided in Section 2.05, the General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership.

The Limited Partners, and former Limited Partners, shall be liable for the repayment and discharge of all debts and obliga-tions of the Partnership attributable to any Fiscal Year (or relevant portion thereof) during which they are or were Limited Partners of the Partnership to the extent of their interests in the Partnership in the Fiscal Year (or relevant portion thereof) to which any such debts and obligations are attributable.

The Partners and all former Partners shall share all losses, liabilities or expenses suffered or incurred by virtue of the operation of this Section 1.03 in the proportions of their respective Partnership Percentages (as defined in Section 3.04) for the Fiscal Year (or relevant portion thereof) to which any debts or obligations of the Partnership are attributable. A Limited Partner's or former Limited Partner's share of all losses, liabilities or expenses shall not be greater than such Limited Partner's interest in the Partnership for such Fiscal Year (or relevant portion thereof). The General Partner shall be liable for the losses, liabilities or expenses suffered or incurred by virtue of the operation of the third paragraph of this Section 1.03 in excess of the interests of the Limited Partners or former Limited Partners in the Partnership in the Fiscal Year (or relevant portion thereof) to which any debts or obligations are attributable.

As used in this Section 1.03, the term "interest in the Partner-ship" and "interests in the Partnership" shall mean with respect to any Fiscal Year (or relevant portion thereof) and with respect to each Partner (or former Partner) the Capital Account (as defined in Section 3.03) that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of Article VI upon withdrawal from the Part-nership as of the end of such Fiscal Year (or relevant portion thereof).

Notwithstanding any other provision in this Agreement, in no event shall any Limited Partner (or former Limited Partner) be obligated to make any additional contribution whatsoever to the Partnership, or have any liability for the repayment and dis-charge of the debts and obligations of the Partnership (apart from such Limited Partner's interest in the Partnership), except that a Limited Partner may be required, for purposes of meeting such Limited Partner's obligation under this Section 1.03, to make additional contributions or payments, respectively, up to, but in no event in excess of, the aggregate amount of returns of capital and other amounts actually received by such Limited Partner from the Partnership during or after the Fiscal Year to which any debt or obligation is attributable.

As used in this Agreement, the terms "former Limited Partner" and "former Partner" refer to such persons or entities as hereafter from time to time cease to be a Limited Partner or Partner, re-spectively, pursuant to the terms and provisions of this Agree-ment.

Section 1.04  Purpose of Partnership.  The Partnership is
------------------------------------
organized for the following purposes:

(a) to engage in lawful Securities (as defined below) transac-tions as the General Partner may from time to time deter-mine, including, without limitation, investments in capital stock, options or warrants (all such items being called herein a "Security" or "Securities"), selling Securities, selling Securities short, and covering such short sales;

(b) to possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Securities and other property and funds held or owned by the Partnership;

(c) to enter into custodial arrangements regarding Securities owned beneficially by the Partnership with banks and brokers wherever located;

(d) to engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the General Partner may deem necessary or advisable; and

(e) to do such other acts as the General Partner may deem necessary or advisable in connection with the maintenance and administration of the Partnership.

Section 1.05  Assignability of Interest.  Without the prior
---------------------------------------
written consent of the General Partner, which may be withheld in its sole discretion, a Partner may not (i) pledge or assign such Partner's interest in the Partnership in whole or in part to any person except by operation of law, or (ii) designate as a partner any other person as a substitute for such Partner.

Notwithstanding the foregoing, the General Partner may designate any Affiliate (as defined in Section 3.01) of the General Partner to be substituted as General Partner. Any assignee shall consti-tute a new General or Limited Partner; provided, such person exe-cutes an appropriate supplement to this Agreement pursuant to which such person agrees to be bound by the terms and provisions of this Agreement. Admission of a new Partner pursuant hereto shall not cause a dissolution of the Partnership. In no event shall the Partnership have more than twenty (20) Partners, as determined in accordance with either Treasury Regulations Section 1.7704-1 or Rule 506(b) as promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, whichever is less. Any attempted transfer or substitu-tion not made in accordance with this Section 1.05 shall be void. As used herein, the term "person" shall include natural persons, partnerships, corporations, trusts and other entities.

Section 1.06  Computations and Calculations.  All computations
-------------------------------------------
and calculations required to be made under the terms of this Agreement shall be made by the regular accountant of the Partner-ship. The accountant's determination thereof shall be final, conclusive and binding upon all of the Partners.


                            ARTICLE II
                    Management of Partnership


Section 2.01  Management Generally.  The management of the Part-
----------------------------------
nership shall be vested exclusively in the General Partner. Except as authorized by the General Partner, Limited Partners shall have no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partner-ship in connection with any matter.

Section 2.02  Authority of the General Partner.  The General
----------------------------------------------
Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.04, and to perform all acts and enter into and perform all contracts and other under-takings which it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

(a) open, maintain and close accounts, including margin and custodial accounts, with brokers, which power shall include the authority to issue all instructions and authorizations to brokers regarding the Securities and/or money therein, and to pay, or authorize the payment and reimbursement of, brokerage commissions;

(b) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies;

(c) lend, either with or without security, any Securities, funds or other properties of the Partnership and borrow or raise funds and secure the payment of obligations of the Partner-ship by pledges or hypothecation of all or any part of the property of the Partnership;

(d) do any and all acts on behalf of the Partnership, and exer-cise all rights of the Partnership, with respect to its interest in any person, including, without limitation, the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(e) combine purchase or sale orders on behalf of the Partnership with orders for other accounts to whom the General Partner or any of its Affiliates provides investment services ("Other Account") and allocate the securities or other assets so purchased or sold, on an average price basis, among such accounts;

(f) enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price;

(g) retain other persons, firms or entities selected by the General Partner to provide certain management and adminis-trative services to the Partnership and to cause the Part-nership to compensate such other persons for such services; provided, however, that the management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(h) authorize any partner, director, officer, employee or other agent of the General Partner or agent or employee of the Partnership to act for and on behalf of the Partnership;

(i) do any and all acts on behalf of the Partnership, and exer-cise all rights of the Partnership, with respect to its interest in any person, firm, corporation or other entity including, without limitation, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters; and

(j) do such other acts as the General Partner may deem necessary or advisable in connection with the maintenance and adminis-tration of the Partnership in all matters incidental to the foregoing.

Section 2.03  Reliance by Third Parties.  Persons dealing with
---------------------------------------
the Partnership are entitled to rely conclusively upon the cer-tificate of the General Partner to the effect that it is then acting as the General Partner and upon the power and authority of the General Partner as herein set forth.

Section 2.04  Activity of the General Partner.  The General Part-
---------------------------------------------
ner, Affiliates of the General Partner, and any of its respec-tive members, officers, directors and employees (collectively, "Associates"), shall devote so much of their time to the affairs of the Partnership as in the judgment of the General Partner the conduct of its business shall reasonably require, and none of the General Partner, Affiliates or Associates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein. Nothing herein contained in this Section 2.04 shall be deemed to preclude the General Partner, Affiliates or Associates from exercising invest-ment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for other clients. No Limited Partner shall, by reason of being a Partner in the Partnership, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner or any Affiliate or Associate from the conduct of any business other than the business of the Partnership or form any transaction in Securities effecting by the General Partner or such Affiliate or Associate for any account other than that of the Partnership.

Section 2.05  Exculpation.  None of the General Partner, or its
-------------------------
Affiliates or Associates shall be liable to any Limited Partner or the Partnership for mistakes of judgment or for action or inaction which said person reasonably believed to be in the best interests of the Partnership or for losses due to such mistakes, action or inaction or to the negligence, dishonesty or bad faith of any employee, broker or other agent of the Partnership, pro-vided that such employee, broker or agent was selected, engaged or retained by the Partnership with reasonable care. Each of the General Partner, Affiliates and Associates may consult with counsel and/or accountants in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advise or opinion of such counsel and/or accountants, provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, the provi-sions of this Section 2.05 shall not be construed so as to pro-vide for the indemnification of the General Partner, or its Affiliates or Associates for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 2.05 to the fullest extent permitted by law.

Section 2.06  Indemnification of General Partner.  To the fullest
------------------------------------------------
extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner, its Affiliates and Associates and the legal representatives of any of them (an "Indemnified Party"), from and against any loss or expenses suffered or sus-tained by an Indemnified Party by reason of the fact that he, she or it is or was an Indemnified Party, including, without limita-tion, any judgment, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively a "Claim"), provided that such loss or expense resulted from a mis-stake of judgment on the part of an Indemnified Party, or from action or inaction that said Indemnified Party reasonably believed to be in the best interests of the Partnership or for losses due to the negligence, dishonesty or bad faith of any employee, broker or other agent of any Indemnified Party provided that such employee, broker or other agent was selected, engaged or retained by the Indemnified Party with reasonable care. No indemnification payment in respect of a Claim asserted in whole or in part by or on behalf of a Limited Partner who is not an Affiliate or Associate of the General Partner or the General Partner's Affiliates or Associates at the time such indemnifica-tion payment is made shall be debited solely from the Capital Accounts of such unaffiliated Limited Partner until such time as the aggregate Capital Accounts (as defined in Section 3.03) of the Limited Partners unaffiliated with the General Partner or the General Partner's Affiliates or Associates exceed the aggregate Capital Accounts of the General Partner and Affiliates and Associates of the General Partner. The Partnership shall, in the sole discretion of the General Partner, advance to any Indemni-fied Party reasonable attorney's fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of such conduct. In the event that such an advance is made by Partnership, the Indemnified Party shall agree to reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 2.06. Not-withstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to provide for the indemnification of the General Partner, Affiliate or Associate for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by law.


                           ARTICLE III
                  Capital Accounts of Partners
                     and Operation Thereof


Section 3.01  Definitions.  For the purposes of this Agreement,
-------------------------
unless the context otherwise requires:

(a) The term "Accounting Period" shall mean the following periods: The initial Accounting Period shall commence upon the initial opening of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each Fiscal Quarter of the Partnership (i.e. March 31, June 30, September 30 and December 31 of each year), (ii) the effective date of any withdrawal pursuant to Articles IV or V hereof, or (iii) the date on which the Partnership dissolves pursuant to Article VI hereof.

(b) The term "Affiliate" shall mean a person or entity con-trolled by, controlling or under common control with another person or entity; "control" shall mean the ownership of more than 20% (by vote or value) of the outstanding equity interests in such entity.

Section 3.02  Required Capital Contributions.  Each Limited Part-
--------------------------------------------
ner shall make an "Initial Capital Contribution" to the Partner-ship in an amount not less than $1,000 in cash or assets (subject to the discretion of the General Partner to accept lesser amounts and to determine whether to accept any assets and, on a reason-able basis, the value of any such assets).

The General Partner shall be required to make additional Capital Contributions to the Partnership from time to time to the extent necessary to maintain the balance of its Capital Account at an amount which results in the Partnership being treated as a part-nership for Federal income tax purposes.

Section 3.03 Capital Accounts. A capital account (each a "Capi-tal Account") shall be established on the books of the Partner-ship for each Partner. The Capital Account of each Partner shall be in an amount equal to such Partner's aggregate Capital Contri-butions, adjusted as hereinafter provided. The Capital Account of each Partner shall be (i) increased or decreased by such Partner's pro rata, based on its Partnership Percentage, amount of any item of income, gain, profit, expense, loss, credit or other similar item recognized, accrued, or otherwise incurred by or attributed to the Partnership consistent with the terms of this Agreement and (ii) decreased by the amount of any with-drawals made by such Partner pursuant to Article IV or any dis-tributions made to such Partner pursuant to Article IV.

Section 3.04  Partnership Percentages.  A Partnership Percentage
-------------------------------------
be determined at any given time for each Partner of the Partner-ship by dividing the amount of each Partner's Capital Account by the aggregate amount of the Capital Accounts of all Partners. The sum of the Partnership Percentages shall equal 100 per cent.

Section 3.05 Liabilities. Liabilities shall be determined in accordance with generally accepted accounting principles, applied on a consistent basis; provided, however, that the General Part-ner in its discretion may provide reserves for estimated accrued expenses, liabilities or contingencies, including general reserves for unspecified contingencies not in accordance with generally accepted accounting principles.

Section 3.06  Allocation for Tax Purposes.  For each fiscal year
-----------------------------------------
items of income, deduction, gain, loss or credit shall be allo-cated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Part-ner's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 3.06 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the con-trary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the "quali-fied income offset" requirement of Regulations Section 1.704-1(b)(2)(ii)(d).

Section 3.07  Determination by General Partner of Certain Mat-
-------------------------------------------------------------
ters.  All matters concerning the allocation of income, expenses,
----
profits, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners.

Section 3.08  Adjustment to Take Account of Interim Year Events.
---------------------------------------------------------------
If the Code or regulations promulgated thereunder require a with-holding or other adjustment to the Capital Account of a Partner or some other interim year event occurs necessitating in the General Partner's judgment an equitable adjustment, the General Partner shall make such adjustments in the determination and allocation among the Partners of Capital Accounts, Partnership Percentages, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such interim year event and applicable provisions of law, and the determination thereof by the General Partner shall be final and conclusive as to all of the Partners.


                           ARTICLE IV
              Withdrawals and Distributions of Capital


Section 4.01  Withdrawals and Distributions in General.  No Part-
------------------------------------------------------
ner shall be entitled (i) to receive distributions from the Part-nership, except as provided herein and in Section 6.02, or (ii) to withdraw any amount from such Partner's Capital Account, except as provided herein or upon the consent of, and upon such terms as may be determined by, the General Partner in his reason-able discretion.

Section 4.02  Distribution.
--------------------------

(a) The General Partner may, at any time and in his discretion, make distributions in cash or Securities to any or all of the Partners. Each such distribution shall reduce the Capital Account to the distributee Partner by the value of such distribution.

(b) The General Partner may withhold taxes from any distribution to any Partner to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any amount distributed by the Partnership to any Partner shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner.

Section 4.03  Withdrawals.
-------------------------

(a) The General Partner may, at any time and from time to time in his sole discretion, permit a Partner to elect to with-draw, in whole or in part, from the Partnership in accordance with this Section 4.03.

(b)  The following definitions shall apply for purposes of this
     Section 4.03:

     (i) "Book Value of the Withdrawal Interest" shall be determined, as of the Withdrawal Date, (x) by sub-tracting the total liabilities of the Partnership from the total assets of the Partnership and (y) by dividing the amount so determined by the Withdrawal Interest.

     (ii) "Distribution Date" shall mean any date, not less than five (5) nor more than thirty (30) days fol-lowing the Withdrawal Date, on which the Partnership shall make a Withdrawal Distribution.

     (iii) "Withdrawal Date" shall mean any date determined by the General Partner in his sole discretion, at any time and from time to time.

     (iv) "Withdrawal Distribution" shall mean the Book Value of the Withdrawal Interest, excluding an amount con-sistent with the Withdrawal Partner's pro rata por-tion of the Partnership's expenses and liabilities in accordance with Section 4.03(c)(v), rounded to the nearest hundredth.

     (v) "Withdrawal Documents" shall mean any documents the execution of which the General Partner reasonably determines is necessary or appropriate in connection with the withdrawal of a Withdrawing Partner.

     (vi) "Withdrawal Request" shall mean a written request, given by a Partner to the General Partner not less than five (5) days prior to any Withdrawal Date determined by the General Partner, indicating such Partner's election to receive a Withdrawal Distribu-tion in exchange for the Withdrawing Interest speci-fied in such notice.

     (vii) "Withdrawal Interest" shall mean a percentage interest of a Withdrawing Partner in the Partnership to be exchanged for a Withdrawal Distribution as specified in a Withdrawal Notice.

     (viii) "Withdrawal Partner" shall mean any Partner electing to withdraw from the Partnership in accordance with this Section 4.03 to the extent of such Partner's Withdrawing Interest. A Partner shall not be a Withdrawing Partner to the extent of such Partner's interest in the Partnership other than his With-drawing Interest.

(c)  (i)     The Withdrawing Partner shall cease to be a Partner
             in the Partnership as of the close of business on the Withdrawal Date and, except as otherwise pro-vided in this Agreement, neither the Partnership nor the Withdrawing Partner shall have any further liability or obligation to the other.

     (ii) Within thirty (30) days following a Withdrawal Date, the General Partner shall notify the Withdrawing Partner of (a) the amount of the Withdrawal Distri-bution, and (b) the Distribution Date, and shall deliver with such notice execution copies of any Withdrawal Documents.

     (iii) On the Distribution Date, (a) the General Partner and the Withdrawing Partner shall execute any With-drawal Documents, and (b) the General Partner shall cause the Partnership to transfer to the Withdrawal Partner such Withdrawal Partner's Withdrawal Distri-bution in the form of cash or Securities, or a com-bination of both, subject to the discretion of the General Partner.

     (iv) Notwithstanding anything else in the Agreement to the contrary, the books and records of the Partner-ship shall be amended by the General Partner, effec-tive as of the day following any Withdrawal Date, to remove the Withdrawal Interest therefrom and to increase proportionally the percentage interests of the remaining Partners in the Partnership (including the Withdrawing Partner to the extent of such Part-ner's percentage interest in the Partnership, if any, other than such Partner's Withdrawing Interest).

(d)  Limitations on Withdrawal of Capital Account.  The right of
     --------------------------------------------
     any Withdrawal Partner or such Withdrawal Partner's legal representatives to have distributed the Capital Account of such Partner pursuant to this Article IV is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves for contingencies and estimated accrued expenses all in accordance with Article III hereof.


                             ARTICLE V
                 Withdrawal, Death and Disability


Section 5.01  Withdrawal, Death, etc. of Limited Partners.
---------------------------------------------------------

(a) The withdrawal, death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dis-solution of a Limited Partner shall not dissolve the Part-nership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner's interest in the Partnership upon the death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or disso-lution of such Limited Partner, but shall not be admitted as a substituted partner without the consent of the General Partner.

Section 5.02  Required Withdrawals.
----------------------------------

The General Partner has the right upon not less than ten (10) days' prior written notice, to require a Limited Partner to with-draw all or any portion of his Capital Account from the Partner-ship, if the General Partner determines or has reason to believe that:

     (i) such Limited Partner has transferred or attempted to transfer any portion of his interest in the Partner-ship in violation of the Partnership Agreement;

     (ii) ownership of an interest in the Partnership by such Limited Partner will cause the Partnership to be in violation of, or require registration of any interest in the Partnership under, or subject the Partnership or the General Partner to additional regulation under the securities or commodities laws of the United States or any other relevant jurisdic-tion or the rules of any self-regulatory organiza-tion applicable to the Partnership or the General Partner;

     (iii) continued ownership of an interest in the Partner-ship by such Limited Partner may be harmful or injurious to the business or reputation of the Part-nership or the General Partner, or may subject the Partnership or any of the partners to an undue risk of adverse tax or other fiscal consequences, including without limitation, adverse consequences under the Employee Retirement Income Security Act of 1974, as amended or failure to qualify for the "private placement" safe harbor from publicly traded partnership status;

     (iv) the General Partner determines that such Limited Partner's continued participation in the Partnership would cause the Partnership to fail to qualify for the safe harbor from publicly traded partnership status set forth in Treasury Regulation Section 1.7704-1(h);

     (v) any of the representations and warranties made by such Limited Partner in connection with the acquisi-tion of his interest in the Partnership was not true when made or has ceased to be true;

     (vi) such Limited Partner's interest in the Partnership has vested in another person by reason of the bank-ruptcy, dissolution, incompetency or death of such Limited Partner; or

     (vii) the General Partner determines in his absolute dis-cretion that such Limited Partner's interest in the Partnership should be withdrawn.

The Limited Partner receiving such notice shall be treated for all purposes and all respects as a Withdrawal Partner under
Section 4.03.


                          ARTICLE VI
           Duration and Dissolution of Partnership


Section 6.01  Duration.  The Partnership shall continue until the
----------------------
earlier of (i) the death, disability, adjudicated incompetency or bankruptcy of the General Partner or (ii) such time as the General Partner, in its sole discretion, decides to dissolve the Partnership, it being understood that it is the intent of the General Partner and the purpose of the Partnership for the Part-nership to be dissolved when substantially all of the Securities have been sold and/or distributed to the Partners, and all expenses and liabilities have either been paid or otherwise pro-vided for by means of the establishment of a reserve.

Section 6.02  Dissolution.
-------------------------

(a) On dissolution of the Partnership, the Partners shall, with-in no more than thirty (30) days after completion of the Partnership's financial statements (which shall be performed within ninety (90) days of such termination), make distribu-tions out of Partnership assets, in the following manner and order:

     (i) to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partner-ship (whether by payment or by establishment of reserves);

     (ii)   to Partners who are creditors; and

     (iii)  to the Partners in the proportion of their respective
            Capital Accounts.

(b) The General Partner, in its discretion, at any time and from time to time, may designate one or more liquidators, including, without limitation, one or more members of the General Partner, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 6.02. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the General Partner. Any such liquidator may receive compensation as shall be fixed, from time to time, by the General Partner.

(c) For purposes of distributing the assets of the Partnership upon dissolution, the General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to his credit in his Capital Account and, with respect to his share of profits, based upon his Partnership Percentage.


                            ARTICLE VII
                Tax Returns; Reports to Partners


Section 7.01  Filing of Tax Returns.  The General Partner shall
-----------------------------------
prepare and file, or cause the accountant of the Partnership to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Part-nership.

Section 7.02  Tax Matters Partner.  The General Partner shall be
---------------------------------
designated on the Partnership's annual Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code. Each person (for purposes of this Sec-tion 7.02, called a "Pass-Thru Partner") that holds or controls an interest as a Limited Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons shall, within thirty (30) days following receipt from the Tax Matters Partner of any notice, demand, request for informa-tion or similar document, convey such notice or other document in writing to all holders of beneficial interest in the Partnership holding such interests through such Pass-Thru Partner. In the event the Partnership shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Part-nership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

Section 7.03  Reports to Current Partners.  Within ninety (90)
-----------------------------------------
days after the end of each Fiscal Year or as soon thereafter as is reasonably possible, the Partnership shall prepare and mail to each Partner financial reports setting forth as of the end of such Fiscal Year:

(a)  a balance sheet of the Partnership;

(b)  a statement of income and expenses for such year;

(c)  such Partner's Capital Account as of the end of such year;
     and

(d) such Partner's Capital Account and Partnership Percentage for the then current Accounting Period.

Upon request, the Partnership will provide to tax-exempt Limited Partners accounting information required by such entities to report for income tax purposes their "unrelated business taxable income," but in such event would assess the cost of providing such information directly to such Limited Partners.

Section 7.04  Reports to Partners and Former Partners.  Within
-----------------------------------------------------
ninety (90) days of the end of each Fiscal Year or as soon there-after as is reasonably possible, the Partnership shall prepare and mail, or cause its accountant to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or such Partner's legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner's legal representatives) to prepare its respective Federal income tax returns in accordance with the laws, rules and regulations then prevailing.


                            ARTICLE VIII
                            Miscellaneous


Section 8.01  General.  This Agreement:  (i) shall be binding on
---------------------
the executors, administrators, estates, heirs, and legal succes-sors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supple-mental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all exe-cuted one counterpart; provided, however, that each such counter-part shall have been executed by the General Partner and that the counterparts, in the aggregate, shall have been signed by all of the Partners.

Section 8.02  Power of Attorney.  Each of the Partners hereby
-------------------------------
appoints the General Partner as its true and lawful representa-tive and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Act;

(b)  any duly adopted amendment to this Agreement;

(c) any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(d) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable Federal, state or local law.

The power of attorney hereby granted by each of the Limited Part-ners is coupled with an interest, is irrevocable, and shall sur-vive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; provided, however, that such power of attorney will terminate upon the substitution of another limited partner for all of such Limited Partner's interest in the Partnership or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

Section 8.03  Amendments to Partnership Agreement.  The terms and
-------------------------------------------------
provisions of this Agreement may be modified or amended at any time and from time to time upon the written consent of the Part-ners, insofar as is consistent with the laws governing this Agreement; provided, however, that without the consent of the Limited Partners, the General Partner may amend the Agreement to
(i) reflect changes validly made in the membership of the Part-nership and the Capital Contributions and Partnership Percentages of the Partners; (ii) reflect a change in the name of the Part-nership; (iii) make a change that is necessary or, in the sole discretion of the General Partner, advisable to qualify the Part-nership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or foreign jurisdiction, or ensure that the Partnership will not be treated as an association or a publicly traded part-nership taxable as a corporation for Federal income taxes pur-poses; (iv) make a change that does not adversely affect the Limited Partners in any material respect; (v) make a change that is necessary or, in the sole discretion of the General Partner, desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agree-ment, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (vi) make a change that is necessary or, in the sole discretion of the General Partner, desirable to satisfy any requirements, condi-tions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any Federal, state or foreign governmental entity, so long as such change is made in a manner which minimizes any adverse effect on the Limited Partners; (vii) make a change that is required or contemplated by this Agreement;
(viii) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required; (ix) prevent the Partnership from in any manner being deemed an "Investment Company" subject to the provisions of the Investment Company Act of 1940, as amended; or (x) make any other amendments similar to the foregoing. Each Partner, however, must approve of any amended which would (a) reduce such Partner's Capital Account or rights of contribution or withdrawal; or (b) amend the provisions of this Agreement relating to amendments.

Section 8.04  Choice of Law.  Notwithstanding the place where
---------------------------
this Agreement may be executed by any of the parties thereto, the parties expressly agree that all the terms and provisions hereof shall construed under the laws of the State of Delaware (excepting those conflicts of law provisions which would serve to defeat Delaware substantive law) and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

Section 8.05  Adjustment of Basis of Partnership Property.  In
---------------------------------------------------------
the event of a distribution of Partnership property to a Partner or an assignment or other transfer (including by reason of death) of all or part of the interest of a Limited Partner in the Part-nership, at the request of a Partner, the General Partner, in his discretion, may cause the Partnership to elect, pursuant to Sec-tion 754 of the Code, or the corresponding provision of subse-quent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Code.

Section 8.06  Notices.  Each notice relating to this Agreement
---------------------
shall be in writing and delivered in person or by registered or certified mail. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address designated by such Partner below. Unless other-wise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

Section 8.07  Goodwill.  No value shall be placed on the name or
----------------------
goodwill of the Partnership, which shall belong exclusively to the General Partner.

Section 8.08  Headings.  The titles of the Articles and the
----------------------
headings of the Sections of this Agreement are for convenience of referenced only, and are not to be considered in construing the terms and provisions of this Agreement.

Section 8.09  Pronouns.  All pronouns shall be deemed to refer to
----------------------
the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.



                   [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.


GENERAL PARTNER:                 LIMITED PARTNER:

/s/ Frayda B. Lindemann          /s/ Richard Melchner
-----------------------          --------------------
Frayda B. Lindemann              Richard Melchner

Address:                         Address:
60 Blossom Way                   11 Kassel Court
Palm Beach, Florida  33480       Mamaroneck, New York  10543-4261